Michelle Peluso Joins Nike’s Board of Directors

BEAVERTON, Ore. (17 April, 2014) – NIKE, Inc. (NYSE: NKE) today announced that Michelle A. Peluso has been appointed to the Company’s Board of Directors.

Peluso, 42, is Chief Executive Officer of Gilt, www.gilt.com, an innovative online shopping destination offering its members special access to the most inspiring merchandise and experiences every day at insider prices.

“Michelle’s leadership experience in marketing, branding, innovation, and digital media for global brands makes her an outstanding addition to our board,” said Philip H. Knight, Nike co-founder and chairman. “We look forward to her contributions to expand Nike’s position as the world’s leading athletic brand and industry innovator.”

Peluso served on the Gilt board of directors until her appointment as Chief Executive Officer last year. Prior to joining Gilt, she served as Global Consumer Chief Marketing and Internet Officer of Citigroup Inc. from 2009 to 2013, and from 2002 to 2009, she held senior management positions at Travelocity.com LP, being appointed Chief Operating Officer in 2003, and President and Chief Executive Officer in 2004. Prior to joining Travelocity, in 1999 she founded Site59, an online travel site, serving as its Chief Executive Officer until its acquisition by Travelocity in 2002. Peluso was also a director of OpenTable, Inc. from 2008 to 2012.

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About NIKE, Inc.
NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories, and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories. For more information, visit nikeinc.com.

Contact Information
Media:
Kellie Leonard, Vice President, Nike Global Corporate Communications: +1 (503) 671-6171

Investor Relations:
Kelley Hall, Vice President, Treasury and Investor Relations: +1 (503) 532-3793